EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Reports 2005 Year-end Reserves

- 2.7 Tcfe with $9.2 Billion PV-10
- 275 Percent Reserve Replacement Rate
- $2.36 per Mcfe Finding & Development Costs

HOUSTON, TEXAS, January 17, 2006—El Paso Corporation (NYSE:EP) reported today that its December 31, 2005 proved natural gas and oil reserves, including its pro-forma, proportionate share of proved reserves in Four Star Oil & Gas Company, totaled approximately 2.7 trillion cubic feet equivalent (Tcfe). This represents a 22-percent increase over 2004 year-end proved reserves. Including the company’s proportionate share of Four Star reserves, El Paso’s reserve replacement costs were $2.36 per thousand cubic feet equivalent (Mcfe), a sharp improvement over 2004.

“The dramatic reduction in reserve replacement costs reflects the completion of the turnaround in our E&P operations,” said Doug Foshee, president and chief executive officer of El Paso. “I am particularly proud of the fact that we replaced 94 percent of production through the drill bit, even though 43 percent of our drilling capital was directed at the development of proved undeveloped (PUD) reserves. At our plan price of $4.75 per million British thermal unit (MMBtu), our E&P business created solid value for shareholders in 2005. In tomorrow’s analyst meeting webcast, we’ll demonstrate our ability to create additional value in 2006 and beyond.”

Year-end 2005 Proved Reserves

Below is a reconciliation of proved reserves from December 31, 2004 to December 31, 2005.

Billion cubic feet equivalent (Bcfe) at Jan. 1, 2005	2,181
Production [1]	(280)
Net Sales	(25)
Additions	242
Acquisitions[2]	529
Revisions	21
Bcfe at Dec. 31, 2005[1] PV10[3]	2,668 $9.2 billion
1 Includes proportionate share of Four Star
2 Includes capital for Four Star interest
3 Present value discounted at 10 percent per annum on a pre-tax basis. The company utilized a year-end natural gas price of $10.08 per MMBtu and a year-end oil price of $61.04 per barrel to determine its present value calculations.
Approximately 71 percent of the December 31, 2005 proved reserves are developed and 78 percent are natural gas.

During 2005, El Paso’s E&P capital expenditures totaled $1.867 billion. Of this, $851 million was attributable to the Medicine Bow acquisition. As noted earlier, approximately 43 percent of 2005 drilling capital was directed to the development of PUD reserves. Given that only about 27 percent of the 2006 drilling capital will be directed to developing PUD reserves, the company is targeting 5- to 10-percent reserve growth for 2006.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement
The reserves and production information in this release, and the reserve replacement costs and rates derived from this information include the proved gas and oil reserves and production attributable to El Paso’s 43 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Natural Gas and Oil disclosures, which will be included in our Annual Report on Form 10-K, will reflect our proportionate share of the proved reserves of Four Star separate from our consolidated proved reserves. In addition, the proved reserves attributable to our proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to file our annual report on Form 10-K by March 16, 2006; our ability to implement and achieve our objectives in the 2006 plan as set forth in this release, including achieving our debt-reduction targets, earnings and cash flow targets; changes in reserve estimates based upon internal and third party reserve analyses; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Production segment; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. The ability to project reserves growth in 2006 is dependent on many different factors, which could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828